                                               OLD KENT

                                               Old Kent Financial Corporation
                                               111 Lyon Street NW
                                               Grand Rapids, MI 49503-2406
NEWS RELEASE

NYSE:            OK
NASDAQ-NMS:      MBIA
FOR RELEASE:     8:00 A.M.
DATE:            JULY 30, 1999
CONTACTS:        OLD KENT FINANCIAL CORPORATION
                       INVESTOR: ALBERT T. POTAS     (616) 771-1931
                       MEDIA:    TANYA BERG          (616) 771-4364

                 MERCHANTS BANCORP, INC.
                       CALVIN R. MYERS               (630) 907-9000

                OLD KENT TO ACQUIRE MERCHANTS BANCORP, INC.
        -Old Kent will expand its Chicago area franchise and have the 6th largest deposit market share in Illinois-

    GRAND RAPIDS, MICHIGAN -- David J. Wagner, Chairman, President and CEO of Old Kent Financial Corporation, and Calvin R. Myers, Chairman, President and CEO of Merchants Bancorp, Inc., announced today that they have signed a definitive agreement for the merger of Merchants Bancorp into Old Kent.

    Merchants Bancorp, Inc., is a bank holding company headquartered in the Chicago suburb of Aurora, Illinois, with assets of $921 million and deposits of $778 million at June 30, 1999. Merchants Bancorp serves Kane County from 12 suburban Chicago locations in Aurora, Geneva, Hinckley, St. Charles and Sugar Grove, and also operates two banking sites in Dekalb and Kendall Counties.
Kane County ranks 5th in total population and projected population growth, and 6th in median income, for all Illinois counties.

    Mr. Wagner stated, "Healthy, growing markets have always been a key to Old Kent's success and Merchants Bancorp is located in one of the most desirable and fastest growing counties in Illinois. Merchant's strong franchise is a very attractive addition to Old Kent's recent expansion in Chicagoland."

    Mr. Myers said, "We view the transaction as being favorable to Merchant's customers and shareholders. Old Kent is big enough to provide a broader array of products and services, yet small enough to stay close to our customers and communities. From a shareholder perspective, Old Kent is focused on delivering superior shareholder value as evidenced by its ten year total annual return to shareholders of 26%."

    The merger is subject to the customary approvals by Merchants Bancorp, Inc. shareholders and by regulatory authorities. This transaction is expected to be completed in early 2000. Old Kent's management believes that the acquisition will be accretive to earnings in the year 2000 without factoring in anticipated revenue enhancements.

                                     -more-

    The merger is intended to be structured as a "pooling-of-interest" for accounting purposes and as a tax free exchange of shares. Merchants Bancorp, Inc. shareholders will receive 4.5 million shares of Old Kent stock, using an exchange ratio of 0.830 for each share of Merchants Bancorp, Inc. ($35.12 per share based on Old Kent's closing price on July 29, 1999). Old Kent anticipates approximately $20 million (pre-tax) of one-time merger related charges. The total value of the transaction would be $189 million. Old Kent expects annual cost savings of $9 million (pre-tax), about 30% of Merchant's expense base, to result from the merger. The combined company is expected to have a market capitalization of $5.4 billion.

    Old Kent also noted that its recently announced stock repurchase program would be unaffected by this proposed transaction. The program was authorized in June 1999 and allows for the repurchase of up to 3 million shares of Old Kent Common Stock.

    On July 9, 1999, Old Kent completed its acquisition of CFSB Bancorp, Inc., a $900 million banking organization headquartered in Lansing, Michigan. Old Kent expects to complete its pending acquisition of Pinnacle Banc Group, Inc., a $1 billion banking organization headquartered in Oakbrook, Illinois, in early September 1999.

    Old Kent is a financial services company headquartered in Grand Rapids, Michigan, with a 40 year history of consecutive increases in annual per share earnings and dividends. It operates 246 banking offices in Michigan, Illinois and Indiana as well as 167 mortgage lending sites throughout the United States. At July 14, 1999, Old Kent had total assets of approximately $17 billion.

                                     # # #

The following Summary Financial Data is part of the press release.

                            SUMMARY FINANCIAL DATA


                                                 Old Kent                      Merchants
                                                 --------                      ---------
                                             YTD June 30, 1999             YTD June 30, 1999
                                             -----------------             ------------------
Earnings Summary:
Basic Earnings Per Share                             $1.11                           $.93
Diluted Earnings Per Share                           $1.10                           $.92
Net Income                                    $120,644,000                     $4,815,000

Balance Sheet Data (in millions):
Total Loans                                        $ 9,823                           $631
Total Deposits                                      12,363                            778
Total Assets                                        15,929                            921
Shareholders' Equity                                 1,072                             72


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                          FORWARD LOOKING STATEMENTS

This news release contains certain estimates and projections for Old Kent Financial Corporation, Merchants Bancorp, Inc. and the combined company following the merger, including estimates and projections related to cost savings, revenue enhancements and accretion that may be realized from the merger, and certain merger-related charges expected to be incurred in connection with the transaction. These estimates and projections constitute forward-looking statements which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger might not be fully realized or realized within the expected time frame; (2) revenues following the merger may be lower than expected; (3) competitive pressures among depository institutions may increase significantly; (4) costs or difficulties related to the integration of the business may be encountered; (5) changes in the interest rate environment may reduce net interest income; (6) general economic conditions may deteriorate, either nationally or in the states in which the combined company will be doing business; and (7) legislation or regulatory changes any adversely affect the businesses in which the combined company would be engaged.